Exhibit 99.1

For Immediate Release Media Stacey Eisen (224) 212-2276

Tareta Adams (224) 212-2535

Financial Community Lynn McHugh (224) 212-2363

HOSPIRA REPORTS SECOND-QUARTER 2004 RESULTS

— First quarter as independent company consistent with expectations;

company re-affirms full-year outlook —

LAKE FOREST, Ill., Aug. 10, 2004 — Hospira, Inc. (NYSE: HSP), one of the largest hospital products manufacturers in the United States, today reported results for the second quarter ended June 30, 2004.

Second-Quarter 2004 Financial Summary

•                  Net sales were $667.4 million, 2.8 percent higher than the second quarter of 2003.

•                  Net income was $125.8 million, compared to $67.5 million in the same quarter of 2003. Diluted earnings per share were $0.80 versus $0.43 in the prior year’s second quarter. (All prior-year earnings per share amounts in this release are based on shares outstanding at the date of the spin-off.)

•                  Included in earnings is a one-time, non-cash curtailment gain of $0.26 per share related to the discontinuance of one of Hospira’s U.S. post-retirement employee benefit programs, and non-recurring transition expenses of $0.02 per share related to building the company’s independent infrastructure.

Hospira, Inc.
275 North Field Drive
Lake Forest, IL 60045
www.hospira.com
-MORE-

“We are encouraged by the results we posted this quarter, our first quarter as a stand-alone company,” said Christopher B. Begley, chief executive officer, Hospira. “Our financial results are consistent with our expectations, our transition-related activities are on track, and we are executing the tactics necessary to support the business.”

Begley continued, “Strategically and financially, we are laying the groundwork for long-term success, and I applaud our 14,000 employees around the world for their hard work and commitment to delivering solid results.”

Second-Quarter Highlights

On April 30, 2004, the company became an independent, public company as a result of its spin-off from Abbott Laboratories. Among the quarter’s accomplishments:

•                  Began trading as HSP on the New York Stock Exchange on May 3.

•                  Completed a $700 million bond issuance, thereby setting long-term fixed rates for the company’s debt that are below historical averages for these maturities.

•                  Acquired a 100,000 square-foot manufacturing facility in Clayton, N.C., providing Hospira with additional capacity in emulsion technology.

•                  Amended Hospira’s existing medication management (pump) agreement with Consorta to enable its members to sign multi-year agreements with Hospira that could extend beyond the current contract’s Aug. 31, 2007, end date.

•                  Launched a new generic injectable drug, deferoxamine mesylate, adding to Hospira’s position as the leading provider of generic injectable pharmaceuticals in the United States.

•                  Completed the process started earlier this year with Novation on Hospira’s pharmacy contract, and secured its renewal. The contract represents more than $200 million in potential annual sales for the company’s generic injectable pharmaceuticals.

•                  Proceeded on schedule with transition plans, including selection of the site for the company’s research and development (R&D) facility, initiation of the build-out of a new information technology (IT) infrastructure, and establishment of Hospira’s international leadership structure.

Financial and Operating Review

Results for the second quarter of 2004 include one month’s results when the company was part of Abbott and two months’ results as an independent, public company; the second quarter of 2003 are results for the business operated as a part of Abbott. Results for 2003 do not include any of the ongoing, incremental costs of being a stand-alone public company or any non-recurring transition costs.

Certain results in this press release are discussed on both a generally accepted accounting principles (GAAP) and non-GAAP basis. The non-GAAP measures, referred to as “adjusted” in this release, exclude the one-time curtailment gain, described in more detail below, and the non-recurring transition costs associated with establishing a stand-alone infrastructure for the company. Additional information is provided in the section, “Use of Non-GAAP Financial Measures,” contained in this release.

Consolidated net sales in the second quarter of 2004 increased 2.8 percent to $667.4 million, compared to $649.3 million in the second quarter of 2003. All of the major product line categories reported increases, except sales to Abbott, which reflects primarily a change in how these sales to Abbott are reported. (A schedule detailing sales by product line for the second quarter and first six months of 2004 and 2003 is attached to this press release.) Net sales in the second quarter were favorably affected by foreign currency translation of $4.5 million. On a local currency basis, net sales increased 2.1 percent, primarily from volume increases.

Gross profit in the quarter was $210.6 million, an increase of 20.4 percent from $174.9 million in the same period last year. The gross margin in the second quarter of 2004 was 31.6 percent, compared to 26.9 percent in the prior year’s second quarter. Adjusted* gross profit was $211.5 million in the second quarter of 2004, or 31.7 percent of sales. The gross margin increase on both an adjusted and GAAP basis was attributable to improved product mix, inclusion of a profit on sales to Abbott subsequent to the spin-off, and lower freight and distribution costs, modestly offset by lower prices.  In 2003, sales to Abbott were recorded at cost. In addition, the gross margin in the second quarter of 2003 was negatively affected by the costs associated with a product recall.

Research and development costs rose 17.4 percent in the quarter to $28.1 million, or 4.2 percent of sales, compared to $23.9 million, or 3.7 percent of sales, in last year’s second quarter. This increase is consistent with the company’s strategy to increase R&D spending to fund internal growth, especially in specialty injectable pharmaceuticals and medication management systems.

Selling, general and administrative (SG&A) expense in the quarter was $66.9 million, up 23.4 percent from $54.2 million in the 2003 quarter. As a percentage of sales, SG&A was 10.0 percent in the second quarter of 2004, compared to 8.4 percent last year. Adjusted* SG&A expense in the second quarter of 2004 was $63.4 million, or 9.5 percent of sales. As expected, the increase in the adjusted* SG&A was driven primarily by the ongoing, incremental costs associated with being an independent, public company that were not required when this business was part of Abbott.

In the second quarter of 2004 Hospira recorded a one-time, non-cash, pre-tax curtailment gain of $64.6 million ($40.4 million, or $0.26 per share, after tax). In order to better align its benefits cost structure with other companies of its size and financial profile — while maintaining a competitive and well-rounded benefits portfolio — the company reconfigured its employee benefits programs, including the discontinuation of one of its U.S. post-retirement medical and dental benefit programs. The reversal of the related liability resulted in the gain.

Income from operations in the quarter was $180.2 million, compared to $96.7 million in the second quarter of 2003. Adjusted* income from operations in the quarter was $120.1 million, an increase of 24.1 percent compared to $96.7 million in the second quarter of 2003. The adjusted* operating margin for the 2004 quarter was 18.0 percent, compared to 14.9 percent in 2003.

Interest expense for the second quarter of 2004 was $2.7 million, compared to no interest expense in 2003. The increase is due to the addition of debt, in the form of short-term borrowings and senior unsecured notes. The majority of the debt was incurred at the time of the spin-off.

Net income in the quarter was $125.8 million, compared to $67.5 million in the second quarter of 2003. Adjusted* net income for the quarter grew 31.7 percent to $88.9 million from $67.5 million in the prior year. The tax rate for the second quarter of 2004 was 29.0 percent, compared to 29.5 percent last year. The adjusted* tax rate for the quarter was 24.0 percent, as the company derived a greater portion of income from operations in jurisdictions with tax exemptions.

Results by Geographic Segment

Net sales in the United States grew 1.7 percent to $555 million in the quarter, from $546 million in the same quarter of 2003. Income from operations in the second quarter of 2004 was $160 million, compared to $79 million last year. Income from operations in 2004 included the $64.6 million one-time curtailment gain.

In the International segment, net sales were $112 million, an 8.5 percent increase over last year’s $103 million. Excluding the $4.5 million benefit from foreign currency translation, net sales in the segment increased 4.2 percent. Income from operations in the second quarter of 2004 was $34 million, compared to $27 million in the same quarter of 2003.

Six-Month Results

For the six months ended June 30, 2004, consolidated net sales increased 0.5 percent to $1.29 billion, compared to $1.28 billion in the same period of 2003. Net sales were favorably affected by foreign currency translation of $13.7 million. On a local currency basis, net sales decreased 0.6 percent.

Net income was $190.8 million, compared to $134.6 million in the first six months of 2003. Diluted earnings per share were $1.22, compared to $0.86 last year. Adjusted* net income was $154.2 million, compared to $134.6 million last year. Adjusted* diluted earnings per share in the first six months of 2004 were $0.98, compared to $0.86 last year.

Cash Flow Items

Cash flow from operations for the first six months of 2004 was approximately $220 million. The company’s projection for the full year remains in the $300 million to $350 million range.

Depreciation and amortization expense was $69.8 million for the first six months of 2004, compared to $66.0 million for the same period of 2003.

Capital expenditures were $108.3 million year to date in 2004, compared to $72.1 million for the first six months of 2003. The increase is due to the capacity expansion at the company’s McPherson, Kan., facility, and spending related to building the infrastructure for an independent, stand-alone company. Capital expenditures for the full year are expected to be in the $250 million to $275 million range.

Full-Year Outlook

For the year ended Dec. 31, 2004, Hospira still expects sales to be approximately $2.5 billion, based on foreseeable demand for its products. Diluted earnings per share for the year, which will include four months’ results as a part of Abbott and eight months’ results as an independent, public company are projected to be as follows:

Diluted earnings per share — adjusted*	$1.39 - $1.54

Curtailment gain	$0.26

Non-recurring transition expenses related to becoming an independent, stand-alone company (midpoint of an estimated $0.15 to $0.19 per share range for 2004)	$(0.17)

Diluted earnings per share — GAAP basis	$1.48 - $1.63

*Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP in the United States included within this press release, Hospira has provided certain information that are considered non-GAAP financial measures. As used in this press release, “adjusted” refers to operating performance measures that exclude the non-recurring transition expenses related to becoming an independent, stand-alone company and the one-time curtailment gain discussed above.

The adjusted information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission Rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its shareholders in their analysis of the company’s ongoing business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Hospira may not be comparable to similarly titled measures reported by other companies.

In the second quarter of 2004, Hospira incurred non-recurring transition pre-tax expenses of $4.6 million ($3.5 million, or $0.02 per share, after tax) related to establishing an independent infrastructure. Year to date, these expenses were $5.1 million ($3.8 million, or $0.02 per share, after tax). The company has previously stated that these non-recurring transitional expenses will total approximately $100 million over the 24-month period ending April 30, 2006.

Webcast

A conference call for investors will be held at 9 a.m. Central Time,  Tuesday, Aug. 10, 2004. A live webcast of the conference call will be available at www.hospira.com or through CCBN’s individual investor center at www.companyboardroom.com. Listeners should log on approximately 10 minutes in advance to ensure proper computer setup to receive the webcast. A replay will be available on the Hospira Web site for 30 days following the call.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the safety and efficacy of patient care.  Created from the core global hospital products business of Abbott Laboratories, Hospira is a new company with 70 years of service to the hospital industry. The company’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, integrated solutions for medication management and infusion therapy, and a full-service contract manufacturing business. Headquartered in Lake Forest, Ill., north of Chicago, Hospira has more than 14,000 employees and 15 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Hospira’s operations are discussed in the information statement included as an exhibit in Hospira’s registration statement on Form 10 filed with the Securities and Exchange Commission, which is incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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Hospira, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except for per share amounts)

	Three Months Ended June 30			Six Months Ended June 30
	2004	2003	% Change	2004	2003	% Change
Net sales	$617,367	$597,376	3.3	$1,192,565	$1,168,898	2.0
Net sales to Abbott Laboratories	50,025	51,935	(3.7)	96,045	113,524	(15.4)
Total Net Sales	667,392	649,311	2.8	1,288,610	1,282,422	0.5

Cost of products sold	456,765	474,409	(3.7)	909,644	933,822	(2.6)
Gross Profit	210,627	174,902	20.4	378,966	348,600	8.7

Research and development	28,087	23,933	17.4	52,533	43,298	21.3
Selling, general and administrative	66,931	54,247	23.4	124,441	111,009	12.1
Curtailment of post-retirement medical and dental benefits	(64,636)	—	nm	(64,636)	—	nm
Income From Operations	180,245	96,722	86.4	266,628	194,293	37.2

Interest expense	2,684	—	nm	2,684	—	nm
Other expense, net	526	978	(46.2)	1,394	3,343	(58.3)
Income Before Income Taxes	177,035	95,744	84.9	262,550	190,950	37.5

Income tax expense	51,265	28,244	81.5	71,789	56,330	27.4
Net Income	$125,770	$67,500	86.3	$190,761	$134,620	41.7

Earnings Per Common Share:
Basic	$0.80	$0.43		$1.22	$0.86
Diluted	$0.80	$0.43		$1.22	$0.86

Weighted Average Common Shares Outstanding:
Basic	156,048	156,043		156,048	156,043
Diluted	156,551	156,043		156,551	156,043

Hospira, Inc.

Reconciliation of Statements of Income

(Unaudited)

(dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30, 2004				Six Months Ended June 30, 2004
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted

Net sales	$617,367			$617,367	$1,192,565			$1,192,565
Net sales to Abbott Laboratories	50,025			50,025	96,045			96,045
Total Net Sales	667,392	—		667,392	1,288,610	—		1,288,610

Cost of products sold	456,765	(905	) A	455,860	909,644	(991	) A	908,653
Gross Profit	210,627	905		211,532	378,966	991		379,957

Research and development	28,087	(19	) A	28,068	52,533	(30	) A	52,503
Selling, general and administrative	66,931	(3,546	) A	63,385	124,441	(3,849	) A	120,592
Curtailment of post-retirement medical and dental benefits	(64,636)	64,636	B	—	(64,636)	64,636	B	—
Income From Operations	180,245	(60,166)		120,079	266,628	(59,766)		206,862

Interest expense	2,684	2,684		2,684	2,684
Other expense, net	526	(189	) A	337	1,394	(189	) A	1,205
Income Before Income Taxes	177,035	(59,977)		117,058	262,550	(59,577)		202,973

Income tax expense	51,265	(23,121	) C	28,144	71,789	(23,025	) C	48,764
Net Income	$125,770	$(36,856)		$88,914	$190,761	$(36,552)		$154,209

Earnings Per Common Share:
Basic	$0.80	$(0.24)		$0.56	$1.22	$(0.24)		$0.98
Diluted	$0.80	$(0.24)		$0.56	$1.22	$(0.24)		$0.98

Weighted Average Common Shares Outstanding:
Basic	156,048	156,048		156,048	156,048	156,048		156,048
Diluted	156,551	156,551		156,551	156,551	156,551		156,551

Statistics
Gross Margin	31.6%			31.7%	29.4%			29.5%
R&D as a% of Sales	4.2%			4.2%	4.1%			4.1%
SG&A as a% of Sales	10.0%			9.5%	9.7%			9.4%
Operating Margin	27.0%			18.0%	20.7%			16.1%
Pre-Tax Margin	26.5%			17.5%	20.4%			15.8%
Net Margin	18.8%			13.3%	14.8%			12.0%
Tax rate	29.0%			24.0%	27.3%			24.0%

A – Non-recurring transition costs.

B – Curtailment gain ($64,636).

C – Curtailment gain is tax effected at 37.5%, while non-recurring transition costs are tax effected at 24%.

Hospira, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(dollars in thousands)

	June 30	December 31
	2004	2003
Assets
Current Assets:
Cash and cash equivalents	$108,880	$—
Net trade receivables	319,835	315,646
Inventory	575,640	609,291
Prepaid expenses, deferred income taxes and other receivables	194,339	150,496
Total Current Assets	1,198,694	1,075,433

Net property and equipment	897,466	855,277
Intangible assets, net of amortization	3,182	5,335
Goodwill	80,973	80,973
Deferred income taxes and other assets	81,459	233,145
Total Assets	$2,261,774	$2,250,163

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term borrowings	$25,000	$—
Trade accounts payable	110,820	105,613
Salaries payable and other accruals	303,103	253,988
Due to Abbott, net	95,805	—
Total Current Liabilities	534,728	359,601
Due to Abbott, net	63,262	—
Long-term debt	699,698	—
Post-employment obligations and other long-term liabilities	123,154	437,098
Commitments and Contingencies	—	—
Total Liabilities	1,420,842	796,699
Total Shareholders’ Equity	840,932	1,453,464
Total Liabilities and Shareholders’ Equity	$2,261,774	$2,250,163

Hospira, Inc.

Sales by Product Line

(Unaudited)

(dollars in millions)

	Three Months Ended June 30			Six Months Ended June 30
	2004	2003	Percent Change vs. Prior Year*	2004	2003	Percent Change vs. Prior Year*
U.S. –

Specialty Injectable Pharmaceuticals	$221	$218	1.4	$426	$426	0.1
Medication Delivery Systems	192	184	4.9	379	361	5.1
Injectable Pharmaceutical Contract Manufacturing	46	44	3.9	84	81	4.0
Sales to Abbott Laboratories	34	42	(19.5)	71	94	(25.1)
Other	62	58	6.3	117	123	(6.3)

Total U.S.	555	546	1.7	1,077	1,085	(0.9)

International —

Sales to Third Parties	96	93	2.7	187	177	5.4
Sales to Abbott Laboratories	16	10	64.2	25	20	31.1

Total International Sales	112	103	8.6	212	197	8.0

Consolidated Net Sales	$667	$649	2.8	$1,289	$1,282	0.5

* Percent change computation based on unrounded numbers.

Hospira, Inc.

Segment Information

(Unaudited)

(dollars in millions)

	Three Months Ended June 30				Six Months Ended June 30
	Net Sales		Income from Operations		Net Sales		Income from Operations
	2004	2003	2004	2003	2004	2003	2004	2003

U.S. (1)	$555	$546	$160	$79	$1,077	$1,085	$239	$170

International	112	103	34	27	212	197	52	43
Total reportable segments	$667	$649	194	106	$1,289	$1,282	291	213
Corporate functions			(13)	(10)			(24)	(19)
Income from operations			181	96			267	194
Other			(4)	—			(4)	(3)
Income before income taxes			$177	$96			$263	$191

(1) 2004 Income from operations includes curtailment benefit of $65 million.